Exhibit 4.67

INDENTURE OF LEASE made as of the 1 st day of December, 2015 between FINLEY W. McLACHLAN PROPERTIES INC. and DUFFERIN LUMBER AND SUPPLY COMPANY LIMITED, both Ontario corporations (collectively the “Landlord”), and INTELLIPHARMACEUTICS CORP., a Nova Scotia corporation (the “Tenant”).

WITNESSETH as follows:

ARTICLE 1
INTERPRETATION

1.1.            Definitions

In this lease, unless there is something in the subject matter or content inconsistent therewith, the following terms have the following respective meanings:

“Additional Rent” has the meaning ascribed to that term in Section 3.1.

“agreed rate” at any time means that rate of interest, expressed as a rate per annum, which is two (2) percentage points in excess of the rate of interest established from time to time by Royal Bank of Canada at Toronto as the reference rate of interest in order to determine the interest rate which it will charge to commercial customers in Canada for Canadian dollar denominated loans.

“applicable legislation” has the meaning ascribed to that term in Article 8.

“Basic Rent” in any yearly period shall mean:

Year One: $240,000., per annum;

Year Two: Year one Basic Rent, before HST, adjusted for CPI for the previous 12 month period;

Year Three: Year two Basic Rent, before HST, adjusted for CPI for the previous 12 month period;

Year Four: Year three Basic Rent, before HST, adjusted for CPI for the previous 12 month period; and

Year Five: Year four Basic Rent, before HST, adjusted for CPI for the previous 12 month period.

HST is in addition to all Basic Rent.

“Building” except where otherwise specifically or individually identified means collectively the industrial building located at and known municipally as 22 Worcester Road, Toronto (containing 40,000 square feet of space) and the industrial building located at and known municipally as 30 Worcester Road, Toronto, Ontario (containing 25,000 square feet of space) for an aggregate of 65,000 square feet of space), and related improvements constructed on the Lands and includes all fixtures, equipment and other appurtenances thereto, and all additions, alterations, changes, extensions, improvements and reconstruction which may hereafter be made thereto or substituted therefor.

“CPI” means the Consumer Price Index (CPI) “CPI” means (All Items for Regional Cities, base year 2002=100) for the City of Toronto. If the base year for the Consumer Price Index (or the substituted or replacement index) is changed by statistics Canada (or by its successor or other governmental agency) the Landlord will be entitled to make the necessary conversion, acting reasonably.

“HST” means all harmonized goods and services taxes, sales taxes, value added taxes, multi-stage taxes and other taxes, rates, duties, levies and fees assessed, levied rated or charged upon the Tenant in respect of Rent.

“Lands” means the lands described in Schedule A.

“leased premises” means the Lands and the Building and includes all buildings, fixtures, equipment and other appurtenances thereto hereafter erected, constructed or placed on the Lands.

“month” and “monthly” refer to a calendar month.

“mortgage” includes: a deed of trust and mortgage securing bonds, debentures and other evidences of indebtedness, an assignment as security and any mortgage or charge of, the Lands, the Building, and this lease, whether made or assumed by the Landlord, and “mortgagee” means the holder of a mortgage.

“rent” means Basic Rent and Additional Rent.

“replacement cost” has the meaning ascribed to that term in Section 5.3.

“Term” means”

(i)	the period commencing December 1st 2015 through to November 30th 2020 and

(ii)	any additional period during which the Tenant shall overhold and for which the Landlord shall accept rent as provided in this lease; and

“year” and “yearly” refer to a period of 12 consecutive calendar months.

1.2.            Certain Terms, Number and Gender

The words “hereof”, “herein” and “hereunder” and similar expressions used in any section of this lease refer to the whole of this lease and not just to such section, unless otherwise provided. Words importing the singular number only shall include the plural and vice versa words importing any gender shall include the other genders and words importing persons shall include firms and corporations and vice versa.

1.3.            Subdivision of Lease and Effect of Headings

The division of this lease into articles, sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this lease. References to an article, section, subsection or other subdivision are to the corresponding article, section, subsection or other subdivision of this lease.

1.4.            Governing Law

This lease shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

ARTICLE 2
DEMISE AND TERM

2.1.            Demise

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord has demised and leased and by these presents does demise and lease to the Tenant the leased premises.

2.2.            Term

To have and to hold the leased premises for and during the period of time commencing on December 1st 2015 and ending on November 30, 2020, subject to renewal or extension as hereinafter set out.

The Tenant shall not be responsible for payment of Basic Rent during the period of December 1st 2015 through to February 29, 2016 in respect only of 22 Worcester Road, Toronto, Ontario, however the Tenant shall pay and satisfy all Additional Rent and all utilities and other charges hereunder during such period and shall be bound by all provisions of the Lease during such period for 22 Worcester Road, Toronto, and, for greater certainty shall pay full Basic Rent during such period, calculated at $3.70, per square foot per annum on 30 Worcester Road, Toronto, Ontario plus the Additional Rent and Additional Rent and other charges herein during such three (3) month period.

2.3.            Renewal

If no event of default listed in Section 8.2 shall be outstanding at the time of giving notice, the Tenant may by written notice given to the Landlord to be given by the Tenant to the Landlord not earlier than 12 months and no later than 6 months prior to the expiry of the Term, extend the Term for a renewal period (the “renewal period”) of 5 years from December 1, 2020 at an annual Basic Rent which is the fair market rental for renewal leases for similar Buildings located in the general area of the Building improved in a similar manner, rented to a similar tenant, and otherwise upon and subject to the same terms and conditions as are herein contained except for the right of renewal contained in this Section. In the event that the parties are unable to agree on the Basic Rent for the renewal period, prior to three (3) month prior to the end of the Term, the matter of the determination of the fair market rental as provided herein shall be submitted to an arbitration pursuant to the provisions of The Arbitrations Act (Ontario), upon application by any party hereto.

During the extended term the Landlord shall not be obligated to provide any leasehold inducement payments, allowances, free rent periods or other tenant inducements, and the Tenant shall occupy the Buildings in as-is condition, subject to the other terms hereof.

ARTICLE 3
RENT

3.1.            Additional Rent

All taxes, costs, expenses, charges and obligations payable by the Tenant pursuant to this lease and interest and penalties as set out in this lease, if they are not paid as herein provided, all other taxes, costs, expenses, charges or obligations which the Landlord may suffer or incur (except, however, any HST or any income, capital or profit taxes imposed on or against the Landlord), and any and all other sums which may become due by reason of any default or failure of the Tenant duly and punctually to perform and observe any of the agreements, terms, covenants and conditions in this lease to be performed and observed by the Tenant shall be deemed to be (and are herein called) Additional Rent and, in the event of non-payment, the Landlord shall have all the rights and remedies herein provided in case of non-payment of rent generally. All Additional Rent shall become due and be payable forthwith after demand.

3.2.            HST

The Tenant shall pay to the Landlord an amount equal to any and all HST (under the Excise Tax Act (Canada) or other multi stage or ad valorem taxes payable by the Tenant in respect of the use and occupation by the Tenant of the leased premises pursuant to this lease, it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all such taxes collectible by the Landlord as agent for the applicable taxing authority and for which the Tenant is responsible hereunder. The amount of such tax so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid by the Tenant to the Landlord at the same time as rent is payable to the Landlord under the terms of this lease or upon demand at such other time or times as the Landlord from time to time may determine. Notwithstanding any other provision of this lease, amounts payable by the Tenant under this Section shall be deemed not to be additional rent, but the Landlord shall have all of the rights and remedies for the recovery of such amounts as it has for the recovery of additional rent under this lease and at law.

ARTICLE 4
NET LEASE

4.1.            Net Lease

It is the intention of the Landlord and the Tenant and it is hereby agreed by them that, subject to any assignment of rent by the Landlord, the Tenant shall pay all rent to be paid hereunder to the Landlord without any deduction, abatement or set-off whatsoever, and notwithstanding any statutory or other provisions, all charges, expenses, payments and costs of every nature and kind whatsoever incurred in respect of the leased premises or for any matter or thing affecting the leased premises shall (unless otherwise expressly stipulated herein to the contrary) be borne by the Tenant to the same extent as if the Tenant were the sole owner of the Lands and the Building, so that the rent herein reserved shall be absolutely net and carefree to the Landlord. The Landlord shall not be responsible for any charge, claim or liability whatsoever in connection with the leased premises except as expressly provided in this lease.

ARTICLE 5
COVENANTS OF THE TENANT

The Tenant covenants with the Landlord that:

5.1.            Rent

During the Term the Tenant shall pay to the Landlord the rent hereby reserved and shall discharge all obligations and charges hereunder in the manner and at the times herein provided, without deduction, abatement or set-off save as herein provided. Rent (Basic Rent and Additional Rent shall be paid in equal, consecutive monthly installments of Basic Rent plus Additional Rent, at the annual rent stipulated herein, plus HST, as provided herein, or as estimated reasonably by the Landlord. The Landlord may adjust the monthly Rent in accordance with changes in incidence of Additional Rent.

5.2.            Taxes, etc.

The Tenant shall promptly discharge and pay when due (subject to the right of contestation as hereinafter mentioned but including any fine, penalty, interest or cost which may be added thereto) all taxes, rates, duties, assessments and other public charges which during the Term may be levied rated, charged or assessed against the leased premises or any property owned or brought thereon by the Tenant; and every tax, license fee, business tax and other public charge (except, however, any goods and services tax and any income, capital or profits taxes imposed on or against the Landlord) together with meters and/or penalties thereon which, during the Term, may be assessed, levied or charged in respect of the occupancy of the leased premises by the Tenant, or any businesses carried on therein by the Tenant, or the property of the Tenant thereon or therein whether such taxes, rates, assessments, license fees and other public charges are assessed, levied or charged by municipal, provincial, federal, school or other public body; and, if the Tenant shall fail to pay any such amount or amounts when due, the Landlord may, at its option, pay the same and an amount equal to the amount so paid, together with interest thereon computed at the agreed rate from the date of payment by the Landlord, shall be charged to and paid by the Tenant as Additional Rent; Notwithstanding anything herein contained to the contrary the Tenant shall, make all payment of the foregoing items and charges, directly to the Landlord monthly in equal installments together with the basic rent, in such amounts as may be advised by the Landlord, from time to time, provided that:

(a)	the Tenant shall only be required to pay a proportionate part of any such tax, rate, duty, assessment, fee or charge which relates to a fiscal period of the taxing authority a part of which period is included in a period prior to the commencement or after the expiration of the Term; and

(b)	the Tenant may, upon written notice to the Landlord and after paying such tax, rate, assessment or other public charge under protest, contest the validity or the amount thereof (if meanwhile such contestation will involve no forfeiture, foreclosure, escheat, sale or termination of the Landlord’s title to the leased premises or any part thereof), but upon a final determination of any such contest the Tenant shall immediately pay and satisfy all proper costs, penalties, interest or other charges payable in connection therewith; the Landlord shall co-operate in the institution and prosecution of any such proceedings and will execute any documents required therefore; and the expense of such proceedings shall be borne by the Tenant and any refunds or rebates secured shall belong to the Tenant.

5.3.            Property Insurance

The Landlord shall insure at the cost of the Tenant and keep insured the Building against loss or damage for such amounts, against such perils, with such coverage’s and with such deductibles as a prudent owner would from time to time insure a similar building in the area of the leased premises, including, without limitation:

(a)	insurance for 100% of replacement cost of the Building against loss or damage by all perils insured under an “All Risks” insurance policy including sprinkler leakage insurance, foundation and excavation insurance and by-law upgrade insurance but excluding, except to the extent the same is an “All Risks” peril, civil riot and insurrection, war and nuclear hazard; and

(b)	insurance in an amount not less than the replacement cost of the Building per occurrence against loss or damage to all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus situate in the Building.

The term “replacement cost” means at any time the cost of repairing, replacing or reinstating any property, whether real or personal, with materials of like kind and quality, without deduction for physical, accounting or any other kind of depreciation. The cost of such insurance shall be paid in full annually to the Landlord by the Tenant at the time that such insurance is in force.

5.4.            Rental Insurance

The Tenant shall provide and maintain in the name of the Landlord and each mortgagee rental insurance providing for payment of amounts equal to the full rent reserved under this lease and all other amounts payable under this lease for a period of not less than one calendar year in the event of loss of or damage to the Building by fire or any other penalty described in Section 5.3. All amounts which the Landlord may receive as proceeds of such rental insurance shall be credited on account of rent or other amounts accruing due after the date of such loss or damage occurring.

5.5.            Liability Insurance

The Tenant shall provide and maintain comprehensive public liability and property damage insurance in an amount not less than $2,000,000 in respect of anyone accident or occurrence. Such policies shall cover the entire leased premises.

5.6.            Miscellaneous Insurance Provisions

(a)	All insurance maintained pursuant to Sections 5.3 or 5.5 shall name the Landlord, the Tenant, each mortgagee and any other person designated by the Landlord as having an insurable interest as co-insureds or with loss payable to such insureds as their respective interests may appear, as applicable.

(b)	All insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 shall be written in a form acceptable to the Landlord and all mortgagees and by such insurer or insurers as the Landlord and all mortgagees shall, in their respective sole discretion, approve from time to time.

(c)	Each policy of insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 shall provide that the insurer will furnish the Landlord and each mortgagee with duplicate original or certified copies of such insurance policy or certificates evidencing such insurance, without request, including any endorsements relating to any alteration or renewal of the insurance.

(d)	The Tenant shall maintain all such insurance in full force and effect during the whole of the Term, will pay all premiums therefore prior to the due date thereof and will forthwith furnish the Landlord and each mortgagee with evidence of such payment after written request therefore.

(e)	If the Tenant shall fail to insure or to maintain any insurance required by Sections 5.3, 5.4 or 5.5, or to pay any of the insurance premiums that it is obligated to pay under this Section: then the Landlord may, at its option, obtain alternative insurance or maintain such existing insurance and an amount equal to the premiums paid by the Landlord therefore, together with interest thereon computed at the agreed rate from the date of payment by the Landlord, shall be charged to and paid by the Tenant as additional rent.

(f)	Each policy of insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 shall, if obtainable, include provisions to the following effect:

(i)	a provision that such policy shall not be cancelled or materially amended to the detriment of the insureds without at least 30 days’ prior written notice to the named insureds;

(ii)	a waiver or release of all rights of subrogation against the named insureds;

(iii)	a cross-liability provision as among named insureds and their respective officers, directors and employees; and

(iv)	a provision that no act or omission on the part of the party obtaining the insurance as a named insured shall have any effect upon or constitute any defense against any claim made by any other insured named or to whom loss is made payable as required hereby (including any mortgagees).

(g)	If any policy of insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 shall contain any co-insurance clause, it shall only be a stated amount co-insurance clause pursuant to which the insurer and the insured agree as to the replacement cost of the property insured and stating what minimum amount of coverage must be carried by the insured in order to satisfy the insurer’s co-insurance requirements and to permit full recovery by the insured up to the amount insured in the event of loss.

(h)	Each policy of insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 shall be primary and, as among the named insureds, shall be the sole insurance and shall not call into contribution any other insurance available to any of the named insureds.

5.7.            Waste and Nuisance; Illegal Use; Increased Insurance Costs

The Tenant shall permit or commit no waste or injury to the leased premises or any part thereof and shall not use or occupy or permit to be used or occupied the leased premises for any illegal or unlawful purpose nor for any purpose that would result in the voiding of the insurance maintained pursuant to Sections 5.3, 5.4 or 5.5 or in an increase in the cost thereof.

5.8.            Utilities and Communication Services

The Tenant shall pay all charges for the supply of electricity, gas, water and telephone and other telecommunications services to the leased premises and the connection and disconnection thereof whether before or after the commencement or expiration of the Term. If the Tenant shall fail to pay for the supply or connection or disconnection of such utilities or services when the same becomes payable then the Landlord may, at its option, pay the same and an amount equal to the amount so paid, together with interest thereon computed at the agreed rate from the date of payment by the Landlord, shall be charged to and paid by the Tenant as additional rent.

5.9.            Maintenance and Repair

Subject to the provisions of Sections 6.2 and 8.1, the Tenant shall at its own cost and expense during the whole of the Term, operate, maintain and keep in good and substantial repair, order and condition the leased premises and all parts thereof (including, without limiting the generality of the foregoing, the roof and walls of the Building, and similar devices, heating and air-conditioning plant and equipment, parking areas, ramps, sidewalks, curbs, ways, yards, landscaped and other areas, pipes, drains and plumbing, electrical and other wiring and all leasehold improvements made to the leased premises). Such repairs shall meet the requirements of all municipal and governmental authorities having jurisdiction and the insurance underwriters, if applicable and shall be completed promptly in a good and workmanlike manner as a prudent owner would do. The Tenant’s obligation to repair shall not extend to (i) reasonable wear and tear of the leased premises provided that the same remain fully functional throughout the whole of the Term, (ii) structural repair or repair of structural defects for which the Landlord is responsible pursuant to Section 6.2,. The Landlord represents and warrants that, on or prior to December 15, 2015, the heating, ventilation and air conditioning systems located at 22 Worcester Road, Toronto, Ontario will be in good and substantial condition having regard to their ages and the roof membrane will be leak free. The Landlord represents and warrants that the Landlord will complete the following repairs in respect of 22 Worcester Road, Toronto, Ontario, on or prior to December 15, 2016:

• dock levelers

• loading docks, truck pads

• window leaks and

• asphalt

Notwithstanding the foregoing, the Tenant’s responsibility for any ordinary maintenance and repair costs, exclusive of HST, associated with the roof membranes at 22 Worcester Road, Toronto, Ontario, and 30 Worcester Road, Toronto, Ontario shall not exceed the aggregate sum of $3,000. per calendar year, during the Term during which maintenance and repair costs may be incurred, and the Landlord shall be responsible for the payment of any costs in excess of such aggregate sum incurred by the Tenant in respect of the roof membrane. All repairs and maintenance to the roof at 22 Worcester Road, Toronto, Ontario shall be arranged by the Landlord, for re-imbursement by the Tenant, as provided herein. Any such maintenance costs shall not be unreasonably incurred by the Tenant, and any repair estimates shall be first discussed between the Landlord and the Tenant prior to proceeding with the repair work.

Inspection and Repair

The Tenant shall permit the Landlord or its agents to enter upon the leased premises at any time and from time to time during normal business hours upon giving the Tenant reasonable prior written or oral notice, for the purpose of inspecting and viewing the state of repair of the leased premises. If the Tenant shall at any time fail to make any repairs, which it is required to make in a good and workmanlike fashion and to the satisfaction of the Landlord, the Landlord shall be entitled to make them or cause them to be made, and the cost thereof, together with interest thereon computed at the agreed rate from the date of payment by the Landlord, shall be charged to and paid by the Tenant as Additional Rent.

5.10.        Prosecution of Work

The Tenant shall prosecute all required repairs, alterations, additions, changes, extensions or improvements to the leased premises or any part or parts thereof commenced by it, which it is obligated to perform, hereunder with reasonable diligence to completion, paid for in full (except as may otherwise be provided herein) and completed in a good and workmanlike manner.

5.11.        Construction and Other Liens

At no time during the Term shall the Tenant permit any construction lien or similar lien to stand against the leased premises for any labour or materials furnished to, or with the consent of, the Tenant, its agents or contractors, in connection with work of any character (including all work which the Tenant is obliged to do hereunder) performed or claimed to have been performed on the leased premises by or at the direction or sufferance of the Tenant; the Tenant shall cause all registrations of claims for such liens, and or certificates of action under any applicable legislation to be discharged, released or vacated, as the case may be, within 15 days of such registration or within 10 days after notice from the Landlord, whichever is earlier, all without cost or expense to the Landlord; provided further that if the Tenant shall fail to remove, release or vacate any such lien as required hereunder, the Landlord at its option may pay and discharge such lien, and all amounts paid by or on behalf of the landlord together with all expenses incurred in connection therewith and interest thereon at the agreed rate from the date of payment by or for the Landlord shall be charged to and paid by the Tenant as additional rent.

5.12.        Outside Areas

During the Term the Tenant shall keep clear from dirt, rubbish, ice and snow, all ramps, sidewalks, curbs, ways, yards, areas and rights of way forming part of the leased premises, and the public sidewalks adjacent to the leased premises required by law to be cleared by the owner or occupier of the leased premises.

5.13.        Compliance with Fire and other Regulations and laws

The Tenant shall at its own expense comply with every applicable regulation or order of any insurer by which the Landlord or, the Tenant may be insured, and with all applicable laws, by-laws and regulations of all governmental authorities having jurisdiction, now or hereafter in any manner affecting the leased premises or the use or occupation thereof; and shall indemnify the Landlord and save it harmless from each and every suit, claim or demand brought or commenced against the Landlord and all damages, losses, costs, charges and expenses (including solicitors’ fees) suffered or incurred by the landlord, by reason of the failure of the Tenant so to do.

5.14.        Injury to Persons or Property

The Landlord shall not be liable nor responsible in any way for any loss of or damage or injury to any property belonging to the Tenant or to employees of the Tenant or to any other person while such property is in, upon or about the leased premises or for any injury (including death) to any person while such person is in, upon or about the leased premises or upon the sidewalks and land adjacent thereto, unless such loss, damage or injury shall have been caused by the willful act of the Landlord and the Tenant hereby releases the Landlord of and from such obligations; but, notwithstanding the foregoing, in no event shall the Landlord be liable for any loss, damage or injury caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter or for any loss, damage or injury caused by or attributable to the condition or arrangement of any electric or other wiring. The foregoing shall not relieve the Landlord from making those repairs for which it is responsible pursuant to Section 6.2 herein.

5.15.        Indemnity

The Tenant shall indemnify and save the Landlord harmless from any and all liabilities, damages, debts, demands, losses, costs, claims, suits and actions for any damage to property or any injury (including death) to any person or persons resulting from or arising out of:

(a)	the use, occupation, conduct or management of or from any work or thing whatsoever done in or about the leased premises;

(b)	any breach or default on the part of the Tenant in the performance and observance of any of the agreements, terms, covenants or conditions of this lease on the Tenant’s part to be performed and observed;

(c)	the failure to comply with any laws, by-laws, ordinances and regulations, requirements, orders, directions, notices or rules of any governmental authority having jurisdiction;

(d)	any failure to repair or keep in repair any part of the leased premises by the Tenant pursuant to the terms of this lease;

(e)	any act of negligence or willful act or default of the Tenant or of any of its officers, agents, contractors, servants or employees or any other licensee or invitee of the Tenant in or about the leased premises; and

(f)	any injury (including death), loss or damage whatsoever caused to any person or property of any person in or about the leased premises or upon the sidewalks and land adjacent thereto.

5.16.        Surrender at Expiration of Term

At the expiration or earlier termination of the Term the Tenant shall peaceably surrender and yield up to the Landlord the leased premises in good and substantial repair, order and condition. All tenant’s fixtures and chattels including all machinery, equipment, fittings, shelving, utensils, counters, computers, office equipment, exterior signage or other articles of like nature supplied by the Tenant in the conduct of its operations shall be removed by the Tenant at the expiration of the Term at the sole expense of the Tenant, provided all rent has been paid and no event of default listed in Section 8.2 shall be outstanding at such time. The Tenant shall, prior to the expiration of the Term, to the extent required by the Landlord, remove or restore any or all alterations, changes or improvements made by the Tenant to the leased premises. The Tenant shall in such removal or restoration of its fixtures and of alterations, changes and improvements cause no damage to the leased premises or shall make good any damage which it shall occasion thereto.

5.17.        Assignment and Subletting

The Tenant shall not assign (whether absolutely or by way of mortgage or charge) or transfer this lease or all or any part of the leased premises or sublet or allow any other person, firm or corporation to occupy the whole or any part thereof, without the consent in writing of the Landlord first obtained, which consent shall not be unreasonably withheld or delayed. In the event of any assignment, transfer or sublease with or without the consent of the Landlord, then, notwithstanding any act or rule of law or regulation to the contrary unless otherwise agreed to in writing by the Landlord, the Tenant shall nevertheless remain liable to the Landlord for the payment of all rent payable hereunder, and for the full observance and performance of the covenants and provisos herein contained, and the Tenant shall indemnify the Landlord against all willful acts and defaults and negligence in respect of the leased premises by any assignee, transferee, sub lessee or other occupant thereof. Notwithstanding the foregoing the Tenant may assign the Lease or sublet the leased premises or any portion thereof, without the Landlord’s consent to any corporation resulting from the merger or amalgamation with the Tenant, to a corporation which it controls is controlled by, or is under common control with the Tenant, or to any person or entity which acquires all of the assets as a going concern of the Tenant, provided that such assigning or subletting shall not release the Tenant from its obligations under this Lease. In such event, the Tenant shall provide the Landlord with 10 days prior written notice of such subletting or assignment, providing full particulars of the relationship with the assignee/sublease or the other terms of the transaction herein giving rise to the assignment or subletting.

5.18.        Use of Leased Premises

The Tenant shall not use the leased premises otherwise than for the purposes of offices, manufacturing, inside warehousing, distribution and pharmaceutical laboratory and pilot plant. The Tenant acknowledges that such uses are more restrictive than the uses permitted under the City of Toronto zoning by-laws which include the leased premises. The Tenant shall not use the leased premises for any other purpose without the consent in written of the Landlord first obtained, which consent shall not be unreasonably withheld. The Tenant confirms that the uses intended of the leased premises herein by the Tenant are in compliance with relevant zoning laws.

ARTICLE 6
COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE LANDLORD

6.1.            Quiet Enjoyment

The Landlord covenants with the Tenant that (i) the Landlord has full right and lawful authority to enter into and perform the Landlord’s obligations under this lease and (ii) the Tenant, upon paying the rent hereby reserved and performing and observing the covenants and provisos herein contained on its part to be performed and observed, shall peaceably enjoy and possess the leased premises for the Tenant, without any interruption or disturbance from the Landlord, or any other person or persons lawfully claiming by, from or under it. Notwithstanding the foregoing, except in the event of a bona fide emergency, the Landlord will give 24 hours written notice of its intention to make entry into the leased premises to the Tenant.

6.2.            Landlord’s Repair Obligations

Subject to the provisions of Sections 5.9 and 8.1, the Landlord shall at its own cost and expense during the whole of the Term from time to time make all structural repairs and repair all structural defects to the leased premises. For purposes of this lease, “structural repairs” shall mean repairs to the roof structure, load bearing columns and foundation provided however, that such covenant shall not extend to repairs necessitated by any act of negligence or willful act or default of the Tenant or any of its officers, agents, contractors, servants or employees or any other licensee or invitee of the Tenant in or about the leased premises; and provided further that the Landlord may, but shall not be required to make any such repairs until such time as the Tenant shall have requested the same in writing.

6.3.            Environmental Compliance

The Tenant will not permit on the leased premises any hazardous waste or contaminants (as defined in the Environmental Protection Act (Ontario) and the regulations thereunder), toxic chemicals, pollutants, wastes, dangerous or potentially hazardous waste conditions on or affecting the demised premises including without limitation, PCB’s radioactive substances, heavy metals or petroleum products, such that at all times during the term hereof, the Tenant shall ensure strict compliance with all applicable environmental protection legislation including without limiting the generality of the foregoing relating to ambient air, surface water, ground waste, land surface or subsurface strata and relating to emissions, discharges, releases or threatened released. The Tenant shall at all times hold all consents, permits, licenses or authorizations which are required to comply with all laws whatever. The Tenant will immediately notify the Landlord of the receipt of any notice of non-compliance, control order or stop order or other order of any nature made by any competent authority in respect thereof. The Tenant shall at all times during the term of this lease, or at any time subsequent to the termination of this lease, take such actions as are necessary, at the Tenant’s expense to indemnify and save harmless the Landlord, its successors and assigns, of and from all costs, damages, actions, and claims whatever made or threatened against the Landlord, its successors or assigns as a result of a breach of the provisions hereof by the Tenant, its successors or assigns, and liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties as a result of a breach of this clause. The Tenant shall at its expense, at the end of the term of this lease, at the request of the Landlord remove all underground fuel storage tanks and ensure the soil is not contaminated by any hazardous waste.

The Tenant shall, at the Tenant’s expense, if required at any time by Landlord or by any governmental or other authority, take all remedial action in respect of any “contaminant” (as defined in the Environmental Protection Act, (Ontario) or successor, as amended, in, on, under or about the leased premises or emanating there from arising as a result of the operations of the Tenant or its successors or assigns in the leased premises, including, without limitation, any repairs or replacements to the leased premises and the removal, treatment, disposal, restoration, replacement or decommissioning of the soil or any other part of the Lands. The said obligation shall survive the expiration or earlier termination of the Lease.

ARTICLE 7
ALTERATIONS AND IMPROVEMENTS; AND SIGNS

7.1.            Alterations and Improvements

(a)	(The Landlord covenants with the Tenant that the Tenant may make or permit to be made any alterations, changes or improvements (other than structural) to the leased peruses or any part or parts thereof provided the proposed alterations, changes or improvements:

(i)	do not affect the structural soundness of the Building or negatively affect the value of the Building;

(ii)	meet the requirements of every governmental authority having jurisdiction in respect thereof;

(iii)	meet the requirements of the insurance underwriters of the Building;

(iv)	do not interfere with the efficiency of the heating, air conditioning and ventilating systems in the Building;

(v)	are harmonious in design with the Building as the same is immediately prior to the making hereof;

(vi)	have the prior written consent of all mortgagees if such consent is required under the terms of the mortgage; and

(vii)	have the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

(b)	The Tenant acknowledges that, except as set out in subsection (a), it shall have no other right to make any alterations, changes or improvements to the leased premises or any part thereof.

(c)	Any alterations, changes and improvements to the leased premises shall become the property of the Landlord immediately upon construction thereof and shall thereafter form part of the Leased Premises.

7.2.            Signs

The Tenant shall have the right to erect at the front, side and rear of the Building and on the Building at its cost and expense such number and types of signs as it considers appropriate; provided that:

(a)	all such signs shall be erected and maintained at all times during the Term in accordance with all restrictive covenants pertaining to the Lands and all laws, by-laws and regulations of governmental authorities having jurisdiction;

(b)	the Tenant shall remove all such signs at the expiry of the Term; and

(c)	the Tenant shall in the erection; maintenance and removal of such signs whether during the Term or thereafter, cause no damage to the leased premises or shall make good any damage which shall be occasioned thereby.

ARTICLE 8
MUTUAL COVENANTS OF THE LANDLORD AND THE TENANT

The Landlord and the Tenant covenant and agree with each other that:

8.1.            Damage to or Destruction of Leased Premises

(a)	In case the Building is destroyed or so damaged as to be unfit for the purposes of the Tenant by fire or any other peril against which the Tenant is obligated to insure under this lease, and has so insured and either:

(i)	is not capable of repair or restoration with reasonable diligence within 180 days after the date of such destruction or damage occurring, or

(ii)	such destruction or damage occurs during the last 12 months of the Term,

then at the option of either the Landlord or the Tenant exercisable within 30 days after the date of such destruction or damage occurring the Term shall terminate, the Tenant shall release to the Landlord its interest in all insurance moneys payable as a result of such destruction or damage, and the then current rent shall be apportioned according to the time of such destruction or damage.

(b)	If the Building shall be only partially destroyed or damaged by fire or any other peril described in subsection (a) and shall be capable of repair or restoration with reasonable diligence within 180 days after the date of such destruction or damage occurring or if neither the Landlord nor the Tenant shall elect to terminate the Term pursuant to and in accordance with the provisions of subsection (a), then the Landlord shall proceed forthwith to repair or rebuild the Building to the same standard of construction and size as the Building was immediately prior to the destruction or damage, at the expense of the Landlord, but only up to and not beyond the extent of insurance proceeds received by it and any other amounts contributed by the Tenant or the Landlord toward the cost of repair or rebuilding. The Tenant shall release to the Landlord its interest in all insurance moneys payable as a result of such destruction or damage to permit the Landlord to proceed with such repairs or rebuilding. The Landlord shall cause each mortgagee and any other person having an interest in such proceeds to release them to the Landlord, failing which the Landlord shall contribute an amount equal to the amounts retained by the mortgagees and such other persons toward the cost of repair or rebuilding.

(c)	Notwithstanding anything contained in this lease, in the event of partial or complete destruction of or damage to the Building during the Term, the rent reserved by this lease and all other amounts which may be payable under or pursuant to this lease shall continue to be due and payable during the Term by the Tenant without abatement in the amounts and at the places and times provided for in or contemplated by this lease. The proceeds of rental insurance maintained pursuant to Section 5.4 shall be applied in reduction of such obligation.

8.2.            Events of Default and Remedies of the Landlord

If during the Term (regardless of any pending bankruptcy, reorganization, receivership, insolvency or other proceeding before a Court or other tribunal, which has prevented or might prevent compliance with the terms of this lease):

(a)	the Tenant shall fail to pay any rent or other sum herein specified to be paid by the Tenant and such failure shall continue for five days after the due date for payment thereof and after written notice is provided to the Tenant, as provided herein;

(b)	the Tenant shall fail to observe, perform or keep any of its covenants, agreements or obligations hereunder and such failure shall not be cured within 15 days after the Landlord shall have given to the Tenant written notice specifying such failure or within such longer period as is reasonably required to permit the Tenant to cure such failure with the exercise of due diligence; or

(c)	the Term or any of the fixtures, goods and chattels of the Tenant on the leased premises shall be at any time seized or taken in execution or attachment pursuant to judicial process or by any creditor of the Tenant and the Tenant shall not have obtained the release of the same within 30 days after such seizure or taking; or

(d)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or shall take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors or if a receiver or receiver and manager shall be appointed in respect of all or any part of the Tenant’s assets and undertaking; or

(e)	any proceedings shall be taken by the Tenant or any of its shareholders in connection with the liquidation or dissolution of the Tenant; or

(f)	the leased premises, or any part thereof, shall, without the written consent of the Landlord, be used by any persons other than such as are entitled to use them under the terms of this lease; or

(g)	the leased premises shall, without the prior written consent of the Landlord, be left vacant for more than 15 days or such shorter period as may result in any policy of insurance maintained pursuant to Article 5 becoming void or otherwise affected in accordance with the terms thereof (other than by reason of destruction or partial destruction as referred to in Section 8.1 or be abandoned by the Tenant;

then and in every such case,

(a)	the then current month’s rent and the next ensuing 3 months’ rent and all taxes, rates, duties, levies and other charges (including, without limitation, goods and services tax) to be paid by the Tenant or the accrued portion thereof shall immediately become due and payable and such accelerated rent and taxes, rates, duties, levies and other charges shall be recoverable by the Landlord in the same manner as the rent hereby reserved and the Landlord may, at its option, re-enter the leased premises or any part thereof in the name of the whole and resume actual possession thereof and thereafter shall have, possess and enjoy the leased premises as if this lease had not been made whereupon the Term shall there by become forfeited and determined; or

(b)	the Landlord may, at its option, as agent of the Tenant enter into or upon and relet the leased premises or any part or parts thereof for the whole or any part or parts of the then unexpired Term. The Landlord may, in so reletting the same, make changes, alterations and modifications in and to the leased premises or any part or parts thereof and may receive and collect all rent payable by reason of such reletting, the Tenant shall remain liable to pay the rent herein reserved in the manner provided for in this lease and the Landlord shall credit the Tenant with the excess over the rent herein reserved due or accruing due in such period of the net rent for such period realized by the Landlord by reason of such reletting, as the same is received by the Landlord. For the purposes of this Section the net rent realized by the Landlord shall mean the net proceeds of such reletting after deducting all costs, charges and expenses of every nature and description incurred by the Landlord in so entering into or upon the leased premises and reletting the same, including without limitation, cost of changing, altering, or modifying the leased premises, or any part or parts thereof and real estate agents commissions and legal fees.

8.3.            Right of Action

The Landlord may in addition to the foregoing remedies and regardless of whether it does or does not re-enter the leased premises or terminate this lease, sue for rent and/or damages and enforce any alleged breach of any covenant or condition of this lease.

8.4.            Effect of Waiver or Forbearance

No waiver by the Landlord or the Tenant of any breach by the other party of any of its covenants, agreements or obligations in this lease shall be or be deemed to be a waiver of any subsequent breach thereof or of the breach of any other covenant, agreement or obligation nor shall any forbearance by the Landlord or the Tenant to seek a remedy for any breach by the other party be or be deemed to be a waiver by the party so forbearing of its rights and remedies with respect to such breach or any subsequent breach.

8.5.            Waiver of Exemptions

Notwithstanding anything contained in any present or future legislation relating to or governing the relationships between landlords and tenants (“applicable legislation”), none of the fixtures, goods or chattels of the Tenant at any time during the continuance of the Term on the leased premises shall be exempt from levy by distress for rent in arrears, and upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord, this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in applicable legislation; the Tenant waiving, as it hereby does, all and every benefit that would or might have accrued to it under and by virtue of any applicable legislation but for this covenant.

8.6.            Landlord or Tenant May Perform Other’s Covenants

(a)	If the Tenant shall fail to perform any of its covenants, agreements or obligations under or in respect of this lease (including, without limitation, the obligation to make from time to time the payments to be made by it hereunder), the Landlord may, in addition to and not in lieu of or in substitution for any other rights that it may have hereunder this lease by reason of such failure, perform or cause to be performed any of such covenants, agreements or obligations or any part thereof and for such purpose may do such things as may be necessary or desirable to perform the same or cause the same to be performed, which shall, without limitation, include entering upon the leased premises (forcibly or otherwise) and doing such acts and things upon or in respect of the leased premises or any part or parts thereof as the Landlord may consider necessary or desirable; and all expenses incurred and expenditures made by or on behalf of the Landlord hereunder together with interest thereon at the agreed rate from the date of payment by the Landlord shall be charged to and paid by the Tenant as additional rent thereon together with an additional management fee and charge payable by the Tenant to the Landlord in the amount of 5% of the costs incurred by the Landlord in performance of such Tenant’s obligations.

(b)	If the Landlord shall, fail to perform any of its covenants, agreements or obligations under or in respect of this lease (including, without limitation, the obligation to make from time to time the payments to be made by it hereunder), the Tenant may, after five (5) days prior written notice to the Landlord, perform or cause to be performed any of such covenants, agreements or obligations or any part thereof and for such purpose may do such things as may be necessary or desirable to perform the same or cause the same to be performed, and all third party expenses incurred and expenditures made by or on behalf of the Landlord hereunder together with interest thereon at the agreed rate from the date of payment by the Tenant shall be charged to and paid by the Landlord. If the Landlord fails to make any such payment, the Tenant may deduct the amount thereof from installments of basic rent falling due after the date of payment by the Tenant, provided that, in the event that the Landlord, after receipt of the written notice provided for herein from the Tenant, commences in good faith to commence or perform such of the Landlord’s covenants, agreements or obligations, in an expeditious manner, having regard to weather, environmental conditions, labour and access to materials and permits, then the Tenant shall not be entitled to undertake such covenants, agreements or obligations on the Landlord’s behalf, as herein provided that the Landlord proceeds in a diligent and workmanlike manner.

8.7.            Sale or Mortgage of Leased Premises

(a)	In the event of any sale by the Landlord of the leased premises at any time during the Term, the Tenant shall execute and deliver on the closing of such sale such acknowledgments of the validity and subsistence of this lease and the condition of the leased premises as the Landlord may reasonably require, without charge to the Landlord. Upon sale of the leased premises, the Landlord shall be released of its obligations hereunder provided that the purchaser of the leased premises shall covenant directly with the Tenant to assume the obligations of the Landlord hereunder.

(b)	This lease shall be postponed to and shall be subject and subordinate to any present or future mortgage and to any extension, renewal, modification, consolidation or replacement of any such mortgage. The Tenant shall attorn to and become tenant of the mortgagee under any such mortgage. The Tenant shall give such further assurances of the postponement, subordination and attornment provided for in this Section and such acknowledgments of the validity and subsistence of this lease and the condition of the leased premises as the Landlord or any such mortgagee may from time to time reasonably require, without charge to the Landlord. Provided, however, such postponement, subordination and attornment shall be upon the express condition that the validity of this lease and its terms shall be recognized by the mortgagee, and that, notwithstanding any default by the mortgagor with respect to such mortgage or any foreclosure thereof, the Tenant’s possession and right of use under this lease in and to the leased premises shall not be disturbed by such mortgagee unless and until the Tenant shall breach any of the provisions hereof and this lease or the Tenant’s right to possession hereunder shall have been terminated in accordance with the provisions of this lease.

8.8.            Overholding

If at the expiration of the original Term and any renewal period for which the leased premises are demised and leased by Article 2, the Tenant shall continue to occupy the leased premises for any reason without further written agreement, the tenancy of the Tenant thereafter shall be deemed to be a month to month tenancy only at a monthly basic rent based upon an annual rental of $4.20 per square foot per annum, for a three (3) month period, and thereafter during any period of overholding by the Tenant, Basic Rent shall be calculated at 175% of the Basic Rent per square foot per annum calculated on the Basic Rent for the year in which the Lease terminates, plus the Additional Rent and all other charges, and otherwise on the terms and conditions of this lease, except as to length of tenancy or any free rental period.

8.9.            Notice of Lease

Upon the request of either the Landlord or the Tenant, the other party shall join in the execution of a notice of this lease for the purpose of registration against the title to the Lands. Except to the extent required by law, this indenture, as such, shall not be registered against the title to the Lands or be included as part of any such notice of lease, without the prior written consent of the Landlord. The Tenant shall pay and satisfy the Landlord’s costs in so doing.

8.10.        Covenant as to Reasonable Action

Each of the Landlord and the Tenant shall at all times act reasonably and without undue delay in performing its obligations and exercising its rights under this lease.

8.11.        No Waiver of Certain Rights

Subject to the provisions of this lease, the Tenant does not contract out of or waive or relinquish any of the provisions of the Commercial Tenancies Act (Ontario) as it may be amended from time to time or any existing or future statute relating to the relationship between landlords and tenants.

ARTICLE 9
TENANT’S OPTION TO PURCHASE

9.1.            The Landlord hereby grants to the Tenant an option (the “Option”) to purchase all, but not less than all of the Lands and the Buildings to be exercised during the Term, at a date after March 1, 2017, but which Option may not be exercised by the Tenant during any renewal or extended term of the Lease. The date of closing of such purchase shall be at a time selected by the Tenant, but in any event no later than sixty (60) days after the exercise of the Option (herein called the “Purchase Date”). For greater certainty, should the written notice of Tenant exercise of the Option not be received by the Landlord by midnight on September 30, 2020, the Option shall be null and void and of no further force and effect. The Option may only be exercised if the Tenant is in physical possession of the whole of both 22 and 30 Worcester Road, Toronto, Ontario. The Option is not assignable and is personal to the Tenant. The purchase price for the Lands and the Buildings (the “Purchase Price”) hereunder shall be established in accordance with Section 9.2, subject to the adjustments set out below, all upon and subject to the following terms and conditions: The

(a)	Tenant shall be entitled to exercise the Option only during the time limited as aforesaid and only if, at the time of exercise of the Option, it shall have paid all rent then due and payable hereunder and if there shall exist no event of default under Section 8.2;

(b)	Tenant shall provide a deposit (the “Deposit”) of CAD$250,000., payable to the Landlord’s legal counsel in trust, to be held as earnest money for the completion of the transaction, and which Deposit shall be credited to the Purchase Price on Closing;

(c)	exercise of the Option shall be made by the Tenant delivering written notice to the Landlord of its intention to exercise the Option within the time periods set out herein;

(d)	transaction of purchase and sale of the Lands and the Building shall be completed on the Purchase Date; and

(e)	Tenant shall have 30 days from the date of exercise of the Option to search title to the Lands and the Building at its own expense. If within that time the Tenant makes any valid objection to the title to the Lands and the Building to the Landlord in writing which the Landlord is unable or unwilling to remove and which the Tenant will not waive, the Landlord may terminate the agreement of sale arising upon exercise of the Option and neither party will be liable to the other for any costs or damages. Should no valid objection to the title of the Landlord to the Lands and the Building be made within such 30-day period, the Landlord’s title shall be deemed to have been accepted. The Tenant shall accept title to the Lands subject to the permitted encumbrances (the “Permitted Encumbrances”) set out in Schedule “B” annexed hereto at the time of Closing, all of which Permitted Encumbrances shall have been complied with or in good standing at the time of Closing.

On the Purchase Date:

(i)	the Landlord shall deliver to the Tenant a Transfer of the Lands (which shall be in the form sufficient to convey or transfer ownership of the Buildings also), free and clear of all liens, charges and encumbrances other than this lease (but subject to an undertaking to deliver a discharge of any mortgage held by a mortgagee which is a bank or other recognized financial institution) and subject to the Permitted Encumbrances;

(ii)	the Tenant shall deliver to the Landlord a certified cheque or wire transfer drawn on a Canadian chartered bank payable to or to the order of the Landlord for the Purchase Price, subject to adjustment, as of the Purchase Date, for rent, whether prepaid, owing or accrued; and

(iii)	all other usual and customary conveyance documents as either party may reasonably require.

The Option, when exercised, shall constitute a binding contract of purchase and sale upon and subject to the terms and conditions set out in this Article and time shall in all respects be of the essence thereof.

The Buildings shall be and remain at the risk of the Tenant until the Purchase Date and in the event of partial or complete destruction of the Building after the exercise of the Options, the Tenant shall complete the purchase and the Landlord shall release to the Tenant on the Purchase Date all of the Landlord’s interest in the insurance policies under which the Buildings are insured, and proceeds thereof.

The transfer will be prepared at the expense of the Landlord, and the Tenant will bear costs of registration and taxes payable thereon.

Any tender of documents or money on the Purchase Date may be made upon the Landlord or its solicitors or upon the Tenant or its solicitors, as the case may be, and the Purchase Price and any other money payable shall be paid by certified cheques drawn on or banker’s draft of a Canadian chartered bank, at par Toronto.

The Option shall be effective only if the provisions of the Planning Act (Ontario) are complied with. The Landlord will, at its cost and expense, make and diligently pursue such applications as may be necessary for consent to severance of the Lands from any abutting land owned by it forthwith after exercise of the Option.

9.2.            Purchase Price Formula

The Purchase Price shall be established by averaging an appraisal obtained by the Landlord and one by the Tenant. Each appraisal shall be given by a certified appraiser under the Appraisal Institute of Canada. The costs of such appraisals shall be borne by each of the respective commissioning parties. In arriving at the Purchase Price the parties shall reduce the Purchase Price by the value of the Tenant’s unamortized leasehold improvement costs (determined at the month of the Closing) incurred by the Tenant at 22 Worcester Road, Toronto, Ontario, to a maximum reduction of CAD$250,000.

ARTICLE 10
FIRST REFUSAL RIGHT

10.1.

(a)	If at any time during the Term of this lease, the Landlord or successor or assignee shall wish to sell the Lands and the Building, the Landlord shall give notice (the “Offer”) in writing to the Tenant offering to sell the same to the Tenant and setting out the purchase price (the “Purchase Price”) at which it is willing to sell the same and the business day (which shall be at least 60 days but not more than 180 days after the date on which such notice is given) on which the proposed sale is to be completed (the “Purchase Date”).

(b)	The Tenant shall be entitled to receive an Offer only if, at the relevant time, it shall have paid all rent then due and payable hereunder and there shall exist no event of default under Section 8.2.

(c)	Acceptance of the Offer shall be made by the Tenant delivering written notice to the Landlord of its acceptance of the Offer within 5 business days after the Offer is made. The Offer shall provide for a deposit, by way of earnest money, in the amount of CAD$250,000. to be paid by the Tenant to the Landlord’s legal counsel in trust, which Deposit shall be applied to the Purchase Price on Closing.

(d)	If the Tenant shall not accept the Offer in accordance with the provisions of subsection (c), the Landlord may offer the Lands and the Building on the open market, at a price not less than the Purchase Price contained in the Offer made by the Landlord to the Tenant and otherwise subject to the terms and conditions no more favourable to a purchaser than pursuant to which the Landlord’s offer was made to the Tenant. If the Lands and the Building are not sold to a third party arms-length purchaser at a price not less than the Purchase Price contained in the Offer and otherwise upon and subject to terms and conditions no more favourable to a purchaser than those upon which the Offer was made within 180 days of the Tenant’s refusal of the Offer, the Landlord shall be obliged to follow the procedure provided for in subsection (a) hereof in connection with any subsequent offer of the Lands and the Building for sale.

(e)	The Offer shall be subject to the Tenant having 30 days from the date of acceptance of the Offer to search title to the Lands and the Building at its own expense. If within that time the Tenant makes any valid objection to the title to the Lands and the Building to the Landlord in writing which the Landlord is unable or unwilling to remove and which the Tenant will not waive, the Landlord may terminate the agreement of sale arising upon acceptance of the Offer and neither party will be liable to the other for any costs or damages. Should no valid objection to the title of the Landlord to the Lands and the Building be made within such 30-day period the Landlord’s title shall be deemed to have been accepted. The Tenant shall accept Title to the Lands subject to the Permitted Encumbrances.

(f)	On the Purchase Date the:

(i)	Landlord shall deliver to the Tenant a transfer of the Lands and the Building, free and clear of all liens, charges and encumbrances other than this lease and subject to the Permitted Encumbrances; and

(ii)	Tenant shall deliver to the Landlord a certified cheque or wire transfer of a Canadian chartered bank payable to or to the order of the Landlord for the Purchase Price, less the Deposit, subject to adjustments, as of the Purchase Date, for rent, whether prepaid, owing or accrued.

(g)	The Building shall be and remain at the risk of the Tenant until the Purchase Date and in the event of partial or complete destruction of the Building after the acceptance of the Offer, the Tenant shall complete the purchase and the Landlord shall release to the Tenant on the purchase date all of the Landlord’s interest in the insurance policies under which the Building is insured, and proceeds thereof.

(h)	Any tender of documents or money on the purchase date may be made upon the Landlord or its solicitors or upon the Tenant or its solicitors, as the case may be, and the purchase price and any other money payable shall be paid by certified cheques, or banker’s draft, of a Canadian chartered bank, at Toronto.

(i)	The agreement resulting from the Right of First Refusal and the acceptance thereof shall be effective only if the provisions of the Planning Act (Ontario) are complied with. The Landlord will, at its cost and expense, make and diligently pursue such applications as may be necessary for consent to severance of the Lands from any abutting land owned by it forthwith after exercise of the option.

ARTICLE 11
GENERAL

The Landlord and the Tenant covenant and agree with each other, as follows:

11.1.        Notices

All notices and other communications under this lease shall be deemed to have been duly given if personally delivered to the recipient at the address indicated herein, or, if mailed first class postage prepaid, by registered or certified mail, or transmitted by electronic communication which provides a printed copy, as follows:

if to the Landlord:

195 Fairbank Avenue

Toronto, Ontario M6B 3 V2

Attention: Mr. F. J. McLachlan

e-mail: finleymcl@aol.com

if to the Tenant, at 30 Worcester Road, Toronto, Ontario, or by e-mail to ddellapenna@intellipharmaceutics.com, or at or to such other address located in the City of Toronto, or to such other person as the party to whom notice is to be given may hereafter have designated by notice given in the manner provided in this Section and

(a)	if delivered by personal delivery as aforesaid, or if transmitted to the e-mail address as aforesaid, shall be deemed to have been given at the time of delivery, if prior to 4:00 p.m. on a business day, and in any other case on the first business day next following the date of delivery as aforesaid, and

(b)	if mailed and addressed as aforesaid, shall be deemed to have been given on the third business day following the mailing thereof. The Tenant shall, within five (5) days after written request from the Landlord execute and deliver to the Landlord, or to any actual or proposed lender, purchaser or assignee of the requesting party, a statement or certificate in such form as requested by the requesting party stating (if such is the case, or stating the manner in which such may not be the case): (i) that this lease is unmodified and in full force and effect; (ii) the dates of commencement and expiry of the Term and the dates to which Basic Rent and any other Rent, including any prepaid rent, have been paid; (iii) whether or not the lease is in good standing or there is any existing default by either party under this lease and, if so, specifying such default; and (iv) that there are no defences, counter claims or rights of setoff in respect of the obligations hereunder of the party giving such statement or certificate.

11.2.        The Tenant shall, within five (5) days after written request from the Landlord execute and deliver to the Landlord, or to any actual or proposed lender, purchaser or assignee of the requesting party, a statement or certificate in such form as requested by the requesting party stating (if such is the case, or stating the manner in which such may not be the case): (i) that this lease is unmodified and in full force and effect; (ii) the dates of commencement and expiry of the Term and the dates to which Basic Rent and any other Rent, including any prepaid rent, have been paid; (iii) whether or not the lease is in good standing or there is any existing default by either party under this lease and, if so, specifying such default; and (iv) that there are no defences, counter claims or rights of setoff in respect of the obligations hereunder of the party giving such statement or certificate

11.3.        If the Tenant fails to execute any certificate, agreement, instrument, or other document as required by the foregoing provisions after request by the Landlord, then the Landlord shall have the right, without limiting any other rights of Landlord hereunder or at law, to terminate this lease or to execute any such certificate, agreement, instrument or document on behalf of the Tenant and in the Tenant’s name, for which purpose the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney pursuant to the Powers of Attorney Act (Ontario).

11.4.        Severability

If any article or section or part or parts of an article or section in this lease shall be or become illegal or unenforceable it or they shall be considered separate and severable from the lease and the remaining provisions of this lease shall remain in full force and effect and shall be binding upon the parties as though such article or section or part or parts of an article or section had never been included in this lease.

11.5.        Cumulative Rights

No right or remedy conferred upon or reserved to any party in this lease is intended to be inclusive of any other right or remedy herein or by law provided, but each shall be separate and distinct and in addition to every other right or remedy given herein or now or hereafter existing at law.

11.6.        Obligations to be Covenants and Conditions

All of the agreements and obligations of any party under this lease shall be deemed to be covenants given by such party and conditions to be met by such party under this lease whether or not the same are expressly set out herein as covenants and conditions.

11.7.        Personal Representatives; Successors and Assigns

All rights, advantages, privileges, immunities, powers and things hereby secured to any of the parties shall be secured to and exercisable by their respective personal representatives, successors and permitted assigns, as the case may be, and all covenants, liabilities and obligations entered into or imposed hereunder upon any of the parties shall be equally binding upon their respective personal representatives, successors and assigns, as the case may be. In case of assignment or devolution of this lease to more than one person, firm or corporation either as Landlord or Tenant, the obligations of such successor Landlords and/or Tennants hereunder shall be joint and several.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Indenture.

FINLEY W. McLACHLAN PROPERTIES INC.		INTELLIPHARMACEUTICS CORP.

Per:	/s/ F.J. McLachlan	Per:	/s/ Dr. Amina Odidi
	F.J. McLachlan		Authorized Signing Authority
President
I have authority to bind the Corporation.
Per:	/s/ C.J. McLachlan
C.J. McLachlan
Secretary-Treasurer

We have authority to bind the Corporation

DUFFERIN LUMBER AND SUPPLY COMPANY LIMITED

Per:	/s/ F.J. McLachlan
F.J. McLachlan
President

Per:	/s/ C.J. McLachlan
C.J. McLachlan
Secretary- Treasurer

We have authority to bind the Corporation

SCHEDULE “A”

Legal Description of the Lands

Pt Lot 24, Con 4, fronting on the Humber being Pt 1, Ref Pl 64R12874 Etobicoke, City of Toronto, as described in PIN 07420-0005 (LT)

SCHEDULE “B”

Permitted Encumbrances

INSTRUMENT	DATE OF REGISTRATION	PARTIES/DOCUMENT
EB158733	1955/09/23	PLAN/MISC.
EB216574	1959/06/17	NOTICE AIRPORT ZONING REGS.
EB255931	1962/03/13	NOTICE
EB344242	1968/06/10	BOROUGH OF ETOBICOKE
EB412063	1973/01/29	NOTICE AIRPORT ZONING REGS.
EB436906	1974/07/22	AGREEMENT WITH BOROUGH OF ETOBICOKE
64R12874	1990/09/21	PLAN REFERENCE
64R12877	1990/09/26	PLAN REFERENCE
TB742647	1991/02/26	NOTICE
E317117	2000/03/27	HER MAJESTY THE QUEEN IN RIGHT OF THE DEPARTMENT OF TRANSPORT CANADA – AIRPORT ZONING REGS.